Exhibit 99(a)(5)(1)

Falcon Financial Investment Trust Declares
Fourth Quarter 2004 Dividend

Stamford, CT, February 1, 2005—Falcon Financial Investment Trust (Nasdaq: FLCN), a real estate investment trust focused on the business of originating and servicing loans to automotive dealers, announced today that its Board of Trustees declared a quarterly cash dividend of $0.11 per share of common stock for the quarter ended December 31, 2004. The dividend is payable on February 18, 2005 to common shareholders of record on February 11, 2005 and the Company anticipates its stock will trade ex-dividend on February 9, 2005. Previously, the Company declared a $0.05 per share dividend for each of the second and third quarters. Including this dividend for the fourth quarter, the Company has declared dividends of $0.21 for 2004. The fourth quarter dividend, together with the second and third quarter dividends, represents an amount sufficient to satisfy the requirement applicable to REITs that the Company distribute at least 90% of its annual taxable income.

        As previously announced, iStar Financial Inc. commenced a tender offer on January 31, 2005 for all of the Company's outstanding common shares. The Company's common shareholders of record on February 11, 2005 who tender their shares in the tender offer will be entitled to receive the dividend whether or not they tender their shares in the tender offer and, if tendered, whether tendered before or after February 11, 2005.

About Falcon Financial Investment Trust

        Falcon Financial Investment Trust is a fully integrated real estate investment trust focused solely on the business of originating and servicing loans to automotive dealers in the United States. The Company was founded in 1997 to address the unique capital needs of the U.S. automobile retailing industry. Falcon Financial meets the financing requirements of automotive dealers by offering a variety of fixed and variable rate loan products, including mortgage loans and cash flow franchise loans collateralized by the dealer's real estate and business assets.

Notice to Investors

        This announcement does not constitute an offer to purchase nor a solicitation of an offer to sell any securities. iStar Financial has filed a tender offer statement and the Company has filed a solicitation and recommendation statement with the Securities and Exchange Commission. The tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information and should be read carefully before any decision is made with respect to the tender offer. Those materials were mailed on or about January 31, 2005 to all shareholders of Falcon Financial at no expense to them. The tender offer statement and related materials may be obtained at no charge by directing such requests to Georgeson Shareholder Communications Inc., the information agent for the tender offer, at (877) 278-3842 (toll free). In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC's web site at http://www.sec.gov.

Safe Harbor

        This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. The forward-

looking statements included in this press release reflect Falcon Financial Investment Trust's current view about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Important factors that could cause Falcon Financial Investment Trust's actual results to differ materially from current expectations reflected in the forward-looking statements included in this press release include, among others, the risk factors discussed in its filings with the Securities and Exchange Commission. Falcon Financial Investment Trust does not intend to and disclaims any duty or obligation to update or revise any forward-looking statements included in this press release to reflect new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Falcon Financial Investment Trust's views as of any date subsequent to February 1, 2005.

Contact: Falcon Financial Investment Trust Van Mai 203 967-0000	Investors/Media: The Ruth Group Stephanie Carrington/John Quirk 646 536-7017/7029 scarrington@theruthgroup.com jquirk@theruthgroup.com

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